    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997.

                                                     REGISTRATION NO. 333- ____

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         SUNRISE ASSISTED LIVING, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      8361
                          (Primary Standard Industrial
                          Classification Code Number)
                                   54-1746596
                                (I.R.S. Employer
                              Identification No.)

                                ---------------

                          9401 LEE HIGHWAY, SUITE 300
                            FAIRFAX, VIRGINIA 22031
                                 (703) 273-7500
                  (Address, including zip code, and telephone
    number, including area code of registrant's principal executive offices)
                                PAUL J. KLAASSEN
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                         SUNRISE ASSISTED LIVING, INC.
                          9401 LEE HIGHWAY, SUITE 300
                            FAIRFAX, VIRGINIA 22031
                                 (703) 273-7500
 (Name and address including zip code, and telephone number, including area code of agent for service)

                                ---------------

                                    COPY TO:
                            GEORGE P. BARSNESS, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600

                                ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE


                                                                          PROPOSED          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITY TO BE         AMOUNT TO BE        MAXIMUM OFFERING     AGGREGATE OFFERING        AMOUNT OF
    REGISTERED                                     REGISTERED        PRICE PER NOTE(1)          PRICE(1)         REGISTRATION FEES
    5 1/2% Convertible Subordinated Notes due
    2002........................................     $150,000,000              100%              $150,000,000            $45,455
    Common Stock, par value $0.01 per share.....          (2)                  (2)                    (2)                  None

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED AUGUST 26, 1997

PROSPECTUS

                                  $150,000,000

                         SUNRISE ASSISTED LIVING, INC.

                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002

    This Prospectus relates to the offering by the selling securityholders (the "Selling Securityholders") of up to an aggregate of $150,000,000 of 5 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of Sunrise Assisted Living, Inc., a Delaware corporation (the "Company"), and the 4,033,613 shares of common stock, par value $0.01 per share (the "Common Stock"), that are issuable upon conversion of the Notes at the initial conversion price (the "Conversion Price") of $37.1875 per share (equivalent to a conversion rate of
26.89 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. The Notes will be convertible at the option of the holder into shares of Common Stock at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased. See "Description of Notes -- Conversion Rights." The Notes offered hereby were originally offered by the Company in an underwritten private placement.

    Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing on December 15, 1997. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after June 15, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company will be required to offer to purchase the Notes upon a Change of Control (as defined) at 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. There can be no assurance that the Company will have available financial resources necessary to repurchase the Notes in such circumstances.

    The Notes are unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture (as defined) will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company and its subsidiaries. At June 30, 1997, the Company had $121.1 million of Senior Indebtedness outstanding. See "Description of Notes."

    The Notes may be sold from time to time pursuant to this Prospectus by the Selling Securityholders. The Notes may be sold by the Selling Securityholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Notes is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

    On August 19, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market (where it trades under the symbol "SNRZ") was $33.375 per share.

                                ---------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR
             CERTAIN INFORMATION RELATING TO THE SALE OF THE NOTES.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------


August __, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:


      1.       The Company's Annual Report on Form 10-K for the year ended
               December 31, 1996;

      2.       The Company's Current Report on Form 8-K dated February 5, 1997;

      3.       The Company's Current Report on Form 8-K dated March 5, 1997;

      4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      5.       The Company's Current Report on Form 8-K dated June 2, 1997;

      6. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

      7. The description of the Company's Common Stock contained in the Registrant's Form 8-A filed with the Commission on May
               30, 1996, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Prospectus not including exhibits to the information that is incorporated by reference (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Teresa M. Klaassen, the Company's Executive Vice President and Secretary at the Company's principal executive offices located at 9401 Lee Highway, Suite 300, Fairfax, Virginia 22031. The telephone number is (703) 273-7500.


                                  RISK FACTORS

    Prospective investors should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Notes. This Prospectus contains certain forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth below and elsewhere in the Prospectus.

RECENT NET LOSSES

    The Company incurred a net loss of $4.8 million in 1996, compared to a net loss of $10.1 million in 1995 and net income (after a $0.9 million extraordinary gain) of $1.4 million in 1994. For the six months ended June 30, 1997, the Company had net income of $0.5 million compared to a net loss of $4.1 million for the six months ended June 30, 1996. As a result of expenses incurred to support its growth strategy, the Company may incur losses in the future if the Company does not achieve its development objectives, a significant number of newly developed assisted living facilities do not achieve break-even operating results within the time expected or development, construction or operating expenses exceed expectations.

DEVELOPMENT AND CONSTRUCTION RISKS

    The Company's growth objectives include developing at least 55 new Sunrise model assisted living facilities with an additional resident capacity of more than 4,500 by the end of 1999. The Company has completed development of 14 of such 55 new model facilities, with a resident capacity of 1,276. The Company is pursuing additional development opportunities as market conditions warrant. The Company's ability to achieve its development plans will depend upon a variety of factors, many of which are beyond the Company's control. There can be no assurance that the Company will not suffer delays in its development program, which could slow the Company's growth. The successful development of additional assisted living facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected.

ACQUISITION RISKS; DIFFICULTIES OF INTEGRATION

    In addition to developing additional assisted living facilities, the Company also plans by the end of 1999 as market conditions warrant to acquire up to eight additional assisted living facilities or facilities that can be repositioned as Sunrise assisted living facilities. The Company is actively pursuing acquisition opportunities and has had discussions with a number of potential sellers regarding potential acquisition transactions. Possible acquisition transactions are in the early stage of review by the Company. With the exception of the contingent purchase and sale agreements for two California facilities, the Company is not a party to any agreements with respect to any material acquisitions. There can be no assurance that the Company's acquisition of assisted living facilities will be completed at the rate currently expected, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, the purchase price, the financial performance of the facilities after acquisition and the ability of the Company to integrate effectively the operations of acquired facilities. Any failure by the Company to integrate or operate acquired facilities effectively may have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING

    To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and lease up the 41 remaining new Sunrise model facilities targeted for completion by the end of 1999 is between $305 million and $410 million Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company currently estimates that the net proceeds to the Company from the sale of the Notes, together with the net proceeds to the Company from its initial and follow-on public offerings completed in 1996, existing working capital and financing commitments and financing expected to be available, will be sufficient to fund its development and acquisition programs for at least the next 18 months. The Company will from time to time seek additional funding through public or private financing sources, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

SUBORDINATION

    The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, and are structurally subordinated to all liabilities including trade payables of the Company's subsidiaries. As of June 30, 1997, the Company had $121.1 million of Senior Indebtedness outstanding. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of Notes -- Subordination."

    The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claim would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

ADVERSE CONSEQUENCES OF INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY

    LEVERAGE. The Company was subject to mortgage, construction and other indebtedness in an aggregate principal amount of approximately $121.1 million (excluding notes payable to affiliates) at June 30, 1997. After giving effect to the sale of the Notes, indebtedness totaled $271.1 million at June 30, 1997. The Company intends to continue financing its properties through mortgage financing and possibly operating leases or other financing vehicles, including lines of credit. The amount of mortgage indebtedness and other debt and debt related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related payments and the Company will continue to be subject to risks normally associated with leverage. The consequences of such leverage include, but are not limited to, compliance with financial covenants and other restrictions that (i) require the Company to meet certain financial tests and maintain certain escrows of funds, (ii) require that the Company's founders, Paul Klaassen and Teresa Klaassen, maintain ownership of at least 15% of the Common Stock and that one of them serve as Chairman of the Board and Chief Executive Officer of the Company, (iii) require consent for changes in management or control of the Company, (iv) limit, among other things, the ability of the Company and certain Company subsidiaries to borrow additional funds, dispose of assets and engage in mergers or other business combinations, and (v) prohibit the Company from operating competing facilities within certain distances from mortgaged facilities.

    RISK OF RISING INTEREST RATES. At June 30, 1997, approximately $42.1 million in principal amount of the Company's indebtedness bore interest at floating rates. In addition, indebtedness that the Company may incur in the future may also bear interest at a floating rate. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have an adverse effect on the Company's business, financial condition and results of operations. For example, a one-eighth of one percent increase in interest rates would increase the Company's annual interest expense by approximately $53,000.

    CONSEQUENCES OF DEFAULT. There can be no assurance that the Company will generate sufficient cash flow from operations to cover required interest, principal and any operating lease payments. Any payment or other default could cause the lender to foreclose upon the facilities securing such indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. In certain cases, indebtedness secured by a facility is also secured by a pledge of the Company's interests in the facility. In the event of a default with respect to any such indebtedness, the lender could avoid the judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the facility. Further, because of cross-default and cross-collateralization provisions in certain of the Company's mortgages, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other properties.

    BOND FINANCING. Two facilities have been financed by bonds. In order to continue to qualify for favorable tax treatment of the interest payable on these bonds, the facilities must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.

COMPETITION

    The long-term care industry is highly competitive and the Company believes that the assisted living segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home health care agencies, facility-based service programs, retirement communities and convalescent centers. In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. In pursuing its growth strategy, the Company expects to face competition in its efforts to develop and acquire assisted living facilities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than the Company. Consequently, there can be no assurance that the Company will not encounter increased competition that could limit its ability to attract residents or expand its business and that could have a material adverse effect on its business, financial condition and results of operations. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower operating results.

DIFFICULTIES OF MANAGING RAPID GROWTH

    The Company expects that the number of owned and operated facilities will increase substantially as it pursues its development and acquisition programs for new assisted living facilities. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

    The Company depends on the services of Paul J. Klaassen, its Chairman of the Board, Chief Executive Officer and co-founder; Teresa M. Klaassen, its Executive Vice President, Secretary and co-founder; and David W. Faeder, its President and Chief Financial Officer. The loss of the services of any such officers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also depends on its ability to continue to attract and retain management personnel who will be responsible for the day-to-day operations of its assisted living facilities. If the Company is unable to hire qualified management personnel to operate its assisted living facilities, the Company's business, financial condition and results of operations could be adversely affected.

STAFFING AND LABOR COSTS

    The Company competes with various health care services providers, including other elderly care providers, in attracting and retaining qualified or skilled personnel. A shortage of nurses or other trained personnel or general inflationary pressures may require the Company to enhance its wage and benefits package to compete effectively for personnel. In anticipation of the Company's growth plans, the Company's general and administrative expenses (which consist primarily of staffing and labor expenses, including hiring additional staff and increasing the salary and benefits of existing staff) have increased from 12.3% of operating revenue for 1994 to 18.5% and 21.2% of operating revenue for 1995 and 1996, respectively. General and administrative expenses were 15.2% of operating revenue for the six months ended June 30, 1997. There can be no assurance that the Company's labor costs will not continue to increase as a percentage of operating revenue. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

    The Company's facilities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, although requirements vary from state to state. In general, these requirements address, among other things: personnel education, training, and records; facility services, including administration of medication, assistance with self-administration of medication, and limited nursing services; monitoring of resident wellness; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in some states the right to receive certain health care services from providers of a resident's choice. Certain of the Company's facilities are also licensed to provide independent living services which generally involve lower levels of resident assistance. In several states in which the Company operates or intends to operate, assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building code, fire code and food service licensure or certification requirements. Like other health care facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions.

    Any failure by the Company to comply with applicable requirements could have a material and adverse effect on the Company's business, financial condition and results of operations. Regulation of the assisted living industry is evolving and the Company's operations could also be adversely affected by, among other things, future regulatory developments such as mandatory increases in scope and quality of care to be afforded residents and revisions to licensing and certification standards. Increased regulatory requirements could increase costs of compliance with such requirements.

    Virginia state and local authorities initiated actions in 1995 alleging that the Company permitted non-ambulatory residents to reside at the Company's Gunston and Countryside facilities in violation of state licensure requirements and the state building code. The Company entered into consent decrees, pursuant to which it agreed to permit only ambulatory residents to reside at the facilities until the buildings had been upgraded to meet more stringent fire code requirements for non-ambulatory residents. During 1995, the Company made capital improvements to these two facilities at an aggregate cost of approximately $1.1 million. The Company recently has received the issuance of new licenses that would enable non-ambulatory residents to reside at these facilities.

    The Company also is subject to Federal and state anti-remuneration laws, such as the Medicare/ Medicaid anti-kickback laws which govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral, including agreements like the Company's agreement with Jefferson Health System. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

ENVIRONMENTAL RISKS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

LIABILITY AND INSURANCE

    The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry, including the Company, have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and significant legal costs. The Company is from time to time subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it believes are adequate, based on the nature and risks of its business, historical experience and industry standards. The Company currently maintains professional liability insurance and general liability insurance. The Company's medical professional liability coverage is limited to $1,000,000 per occurrence and $3,000,000 in the aggregate for all claims per annual policy period. The non-medical professional liability insurance coverage is limited to $5,000,000 per wrongful act and $7,000,000 in the aggregate. The general liability insurance is limited to $1,000,000 per facility/per event, with additional specific limitations of $100,000 per event (premises damage), $5,000 per event (medical expenses) and $1,000 per event (resident's property damage). The Company also has an umbrella excess liability protection policy in the total amount of $25,000,000. There can be no assurance that claims will not arise which are in excess of the Company's insurance coverage or are not covered by the Company's insurance coverage. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually and there can be no assurance that the Company will be able to continue to obtain liability insurance coverage in the future or, if available, that such coverage will be available on acceptable terms.

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of Common Stock, variations in the Company's operating results, changes in earnings estimates by securities analysts or the Company's ability to meet those estimates, publicity regarding the industry or the Company and the adoption of new statutes or regulations (or changes in the interpretation of existing statutes or regulations) affecting the health care industry in general or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the shares of Common Stock.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the Company's repurchase of the Notes as a result of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

    The Klaassens beneficially own approximately 25.3% of the outstanding Common Stock as of July 31, 1997. Executive officers and directors as a group (including the Klaassens) beneficially own approximately 31.8% of the outstanding Common Stock at that date. As a result, the Klaassens and the Company's other executive officers and directors have significant influence over all matters requiring approval by the Company's stockholders, including business combinations and the election of directors.

ANTI-TAKEOVER PROVISIONS

    The Company's Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements, including advance notice and super-majority voting provisions, that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. Pursuant to a Board resolution adopted at the time of formation of the Company, the Section 203 limits do not apply to any "business combination" between the Company and the Klaassens, their respective "affiliates" or their respective estates. The Company also has adopted a Stockholder Rights Agreement.

    In addition, the Notes may require prepayment upon a change of control of the Company and, therefore, may have an anti-takeover effect. See "Description of Notes -- Change of Control."

ABSENCE OF EXISTING MARKET FOR NOTES

    The Notes constitute a new issue of securities with no established trading market. Although the Company intends to seek the listing of the Notes on the Nasdaq SmallCap Market concurrently with the effectiveness of the Registration Statement, there can be no assurance that the Notes will be approved for listing thereon or on any national securities exchange or that they will be admitted to trading in an inter-dealer automated quotation system. The Company was advised by Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated (the "Initial Purchasers") that, following completion of the sale of the Notes, they intended to make a market in the Notes and the underlying Common Stock. Such market-making, however, may be suspended at any time without notice.

    Although the Notes have been designated for trading through PORTAL upon issuance, no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. In addition, if the Notes are listed on the Nasdaq SmallCap Market, they thereafter will cease to be eligible for trading in the PORTAL Market or pursuant to Rule 144A. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

                      RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            SIX MONTHS         SIX MONTHS
                                                                                               ENDED              ENDED
                                                    YEARS ENDED DECEMBER 31,                 JUNE 30,           JUNE 30,
                                 ------------------------------------------------------------------------  -------------
                                    1992     1993       1994       1995        1996            1996               1997

     Ratio of earnings to fixed
       charges (1).................. --       --        1.03X       --          --              --                 --

----------------

(1) Computed by dividing earnings by total fixed charges. Earnings consist of earnings from continuing operations excluding unusual charges or extraordinary items, plus fixed charges, reduced by the amount of unamortized interest capitalized. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and a portion of rent expense estimated by management to be the interest component of such rentals. Earnings were not sufficient to cover fixed charges as follows: for the years ended December 31, 1992, 1993, 1995 and 1996, $0.2 million, $0.8 million, $10.7 million and
         $6.9 million, respectively; and for the six months ended June 30, 1996 and 1997, $4.6 million and $1.4 million, respectively.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of June 6, 1997, by and between the Company and First Union National Bank (formerly First Union National Bank of Virginia), as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the registration rights agreement among the Company and the Initial Purchasers (the "Registration Rights Agreement") does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to Sunrise Assisted Living, Inc., exclusive of its subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below.

GENERAL

    The Notes are unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $150,000,000. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, as described under "-- Subordination" below. The Notes have been issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on June 15, 2002. The Notes bear interest at the rate per annum stated on the cover page of this Prospectus from June 6, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1997, to the persons in whose names such Notes are registered at the close of business on the June 1 and December 1 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (which initially will be the office of the Trustee). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control" below.

CONVERSION RIGHTS

    Each Holder of Notes will have the right at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day, respectively, immediately prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

    In the case of any Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided no such payment shall be required with respect to interest payable on June 15, 2000. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period.

    The Conversion Price will be subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture), provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

    The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

    In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion (other than certain changes in par value) or consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a merger which does not result in any reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (except in connection with a Permitted Sale/Leaseback), each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

    The Company will cause all registrations to be made with, and will obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Notes into Common Stock.

SUBORDINATION

    The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. At June 30, 1997, the Company had $121.1 million of Senior Indebtedness outstanding. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries or the ability of the Company to transfer assets or business operations to its subsidiaries, subject to the provisions described under "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "-- Limitation on Merger, Sale or Consolidation" below.

    The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness having a principal amount then outstanding in excess of $3 million (or with respect to which Senior Indebtedness the holders are obligated to lend in excess of $3 million principal amount) or their representative immediately to accelerate its maturity and (ii) written notice of such Non-Payment Default given to the Company and the Trustee by the holders of an aggregate of at least $3 million outstanding principal amount (or commitments to lend up to $3 million in Senior Indebtedness) of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders or any Paying Agent (as defined therein) at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment and distribution, or provision therefor, to the holders of such Senior Indebtedness.

    Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

    No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages with respect, to the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Notes may receive ratably less than other creditors.

    The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions. The Indenture will not limit the ability of the Company's subsidiaries to incur such contractual restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, will be structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

REDEMPTION AT THE COMPANY'S OPTION

    The Notes will not be subject to redemption prior to June 15, 2000 and will be redeemable thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing June 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

                             YEAR              PERCENTAGE
                          2000......             102.2%
                          2001......             101.1

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and liquidated damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional (except as set forth below) offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 50 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

    On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

    The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

    The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its subsidiaries providing similar rights to the holders thereof. The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes could, absent a waiver, be blocked by the subordination provisions of the Notes. See "-- Subordination" above.

    To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (other than to its wholly-owned subsidiaries), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall occur immediately after giving effect to such transaction; provided that the foregoing limitations do not apply to a Permitted Sale/Leaseback.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

REPORTS

    Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise, (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,
(v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries (as defined), (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than nonrecourse obligations) in an amount in excess of $10 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $10 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a default in the payment of the principal of, premium, if any, or interest on or liquidated damages with respect to, any of the Notes when due or in the payment of any redemption or repurchase obligation.

    The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest and liquidated damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal and accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on, or liquidated damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or liquidated damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) adversely affect the right of such Holder to convert Notes. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Noteholders.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

    The Indenture provides that no stockholder, employee, officer, director or partner, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer, director or partner.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before (i) the mailing of a notice of an offer to repurchase as a result of a Change of Control or (ii) a selection of Notes to be redeemed.

    The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

    Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), and Notes initially held by institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act, were evidenced by one or more global Notes (the "U.S. Global Note") which were deposited on the date of the closing of the sale of the Notes to the Initial Purchasers (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Notes held by persons who acquired such Notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") were initially evidenced by one or more global Notes (the "Regulation S Global Note"), which were deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede as the Depositary's nominee, for the accounts of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"). Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. persons shall only be permitted as described below. The U.S. Global Note and the Regulation S Global Note are hereinafter collectively referred to as the "Global Note". Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    QIBs and institutional "accredited investors" may hold their interests in the U.S. Global Note directly through the Depositary if such holder is a participant in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in Federal funds.

    Non-U.S. Persons may hold their interest in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through the Depositary. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants (including Euroclear and Cedel). The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs and institutional "accredited investors" may elect to hold Notes purchased by them through the Depositary. QIBs and institutional "accredited investors" who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

    Pursuant to procedures established by the Depositary, (i) upon deposit of the Global Note, the Depositary credited the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the

Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, and interest) or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

    Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTAIN DEFINITIONS

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

    "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly-owned subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation with or merger of the Company into any other Person, or conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock of the Company is changed or exchanged as a result, as to any such consolidation, merger, conveyance, transfer or lease unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on such day, or (y) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause (ii) above, at least 90% of the consideration in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

    "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

    "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

    "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks,
(iv) for the payment of money relating to a Capitalized Lease Obligation, or
(v) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all obligations of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such person, and all obligations to purchase, redeem or acquire any Capital Stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

    "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement or other interest rate hedge agreement, interest rate collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

    "Junior Securities" means any Qualified Capital Stock (as defined) and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "Permitted Sale/Leaseback" means any sale by the Company or any Subsidiary or Subsidiaries for fair value, as determined in good faith by the Board of Directors of the Company, of all or substantially all of its assets if the Company or any such Subsidiary simultaneously enters into an agreement to operate such assets under a lease, management contract or similar agreement with a term of at least 10 years.

    "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any Subsidiary of the Company.

    "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

    "Stated Maturity" when used with respect to any Note, means June 15, 2002.

    "Subsidiary" with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such person a majority of the partnership interests, or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                            SELLING SECURITYHOLDERS

         The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each Selling Securityholder as of July 31, 1997, (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of July 31, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                        PRINCIPAL           PRINCIPAL         COMMON STOCK
                                        AMOUNT OF        AMOUNT OF NOTES       OWNED PRIOR       COMMON STOCK
NAME OF SELLING SECURITYHOLDER         NOTES OWNED       OFFERED HEREBY      TO OFFERING (1)   OFFERED HEREBY (2)
------------------------------         -----------       --------------      ---------------   ------------------

AIM Balanced Fund...................     $2,000,000          $2,000,000             53,781              53,781

Argent Classic Convertible
Arbitrage Fund, L.P.................      1,000,000           1,000,000             26,890              26,890

Argent Classic Convertible
Arbitrage Fund (Bermuda) L.P........      1,900,000           1,900,000             51,092              51,092

Castle Convertible Fund, Inc........        500,000             500,000             13,445              13,445

Colonial Penn Insurance Co..........        750,000             750,000             20,168              20,168

Colonial Penn Life Insurance........        625,000             625,000             16,806              16,806

Custodial Trust Company.............      2,630,000           2,630,000             70,722              70,722

Declaration of Trust for the
Defined Benefit Plan of ICI
American Holdings, Inc..............        555,000             555,000             14,924              14,924

Declaration of Trust for the
Defined Benefit Plan of
ZENECA Holdings, Inc................        375,000             375,000             10,084              10,084

Delaware State Employees
Retirement Fund.....................      1,825,000           1,825,000             49,075              49,075

Delta Air Lines Master Trust........      1,445,000           1,445,000             38,857              38,857

Donaldson, Lufkin & Jenrette
Securities Corporation..............     15,395,000          15,395,000            413,983             413,983

Fiduciary Trust Company International     1,000,000           1,000,000             26,890              26,890

General Motors Employees
Domestic Group Trust................      6,685,000           6,685,000            179,764             179,764

GlenEagles Fund.....................        925,000             925,000             24,873              24,873

Global Series Fund II -
Prudential Inconvertible Fund I.....      2,000,000           2,000,000             53,781              53,781

Highbridge Capital Corporation......        250,000             250,000              6,722               6,722

Hillside Capital Incorporated
Corporate Account...................        165,000             165,000              4,436               4,436

HSBC James Capel Inc................      1,514,000           1,514,000             40,712              40,712

Hughes Aircraft Company
Master Retirement Trust.............        730,000             730,000             19,630              19,630

Investors Bank & Trust Co...........      2,023,000           2,023,000             54,400              54,400

Lipper Convertibles, L.P............      3,600,000           3,600,000             96,806              96,806

Lipper Offshore Convertibles, L.P...      2,000,000           2,000,000             53,781              53,781

LLT Limited.........................      1,000,000           1,000,000             26,890              26,890

Massachusetts Mutual Life Insurance
Company.............................      1,000,000           1,000,000             26,890              26,890

                                        PRINCIPAL           PRINCIPAL         COMMON STOCK
                                        AMOUNT OF        AMOUNT OF NOTES       OWNED PRIOR       COMMON STOCK
NAME OF SELLING SECURITYHOLDER         NOTES OWNED       OFFERED HEREBY      TO OFFERING (1)   OFFERED HEREBY (2)
------------------------------         -----------       --------------      ---------------   ------------------

Mass Mutual Corporate Investors.....        250,000             250,000              6,722               6,722

Mass Mutual Participation Investors.        125,000             125,000              3,361               3,361

Mass Mutual High Yield
Partners LLC.......................         625,000             625,000             16,806              16,806

Mass Mutual Corporate Value
Partners Limited....................        500,000             500,000             13,445              13,445

Merrill Lynch Pierce Fenner &
Smith Inc...........................      1,700,000           1,700,000             45,714              45,714

OCM Convertible Trust...............      2,390,000           2,390,000             64,268              64,268

OCM Convertible Limited
Partnership.........................        140,000             140,000              3,764               3,764

Pacific Mutual Life Insurance
Company.............................      1,000,000           1,000,000             26,890              26,890

Palladin Partners...................        700,000             700,000             18,828              18,828

Paloma Securities L.L.C.............         50,000              50,000              1,344               1,344

Partner Reinsurance Company Ltd.....        135,000             135,000              3,630               3,630

Provident Life and Accident Insurance
Company.............................      1,000,000           1,000,000             26,890              26,890

Q Investments, L.P..................        750,000             750,000             20,168              20,168

Salomon Brothers Inc................        250,000             250,000              6,722               6,722

Shepard Investments International, Ltd    1,200,000           1,200,000             32,268              32,268

Societe Generale Securities Corporation   1,500,000           1,500,000             40,336              40,336

Southport Management Partners L.P...      1,000,000           1,000,000             26,890              26,890

Southport Partners International Ltd.     1,000,000           1,000,000             26,890              26,890

Spear, Leeds & Kellogg..............      1,000,000           1,000,000             26,890              26,890

Stark International.................      1,200,000           1,200,000             32,268              32,268

State Employees Retirement
Fund of the State of Delaware.......        575,000             575,000             15,462              15,462

State of Connecticut
Combined Investment Funds...........      2,300,000           2,300,000             61,848              61,848

State of Oregon Equity..............      3,000,000           3,000,000             80,667              80,667

State of Oregon/SAIF Corporation....      2,500,000           2,500,000             67,226              67,226

Starvest Discretionary..............        300,000             300,000              8,067               8,067

Summer Hill Global Partners, L.P....         45,000              45,000              1,210               1,210

Sunrise Partners, C.V...............      1,200,000           1,200,000             32,268              32,268

The JW McConnell Family Foundation..        370,000             370,000              9,949               9,949

The TCW Group, Inc..................      3,285,000           3,285,000             88,336              88,336

Thermo Electron Balanced
Investment Fund.....................        480,000             480,000             12,907              12,907

Vanguard Convertible
Securities Fund, Inc................      1,285,000           1,285,000             34,554              34,554

                                        PRINCIPAL           PRINCIPAL         COMMON STOCK
                                        AMOUNT OF        AMOUNT OF NOTES       OWNED PRIOR       COMMON STOCK
NAME OF SELLING SECURITYHOLDER         NOTES OWNED       OFFERED HEREBY      TO OFFERING (1)   OFFERED HEREBY (2)
------------------------------         -----------       --------------      ---------------   ------------------

Van Kampen American
Capital Harbor Fund.................      2,500,000           2,500,000             67,226              67,226

Van Kampen Capital Convertible
Securities Fund.....................        500,000             500,000             13,445              13,445
                                      -------------       -------------      -------------       -------------

SUBTOTAL ..........................   $  86,747,000       $  86,747,000          2,332,692           2,332,692
                                      -------------       -------------      -------------       -------------

Unnamed holders of Notes or any
 future transferees, pledgees, donees
 or successors of or from any such
 unnamed holders (3)................  $  63,253,000       $  63,253,000          1,700,921  (4)      1,700,921
                                      -------------       -------------      -------------       -------------

         TOTAL......................  $ 150,000,000       $ 150,000,000          4,033,613           4,033,613
                                      =============       =============      =============       =============


-----------------
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

         The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will holds Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

    As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Notes or Common Stock. A trust will be a "United States Holder" of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code.

PAYMENT OF INTEREST

    Interest on a Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.

AMORTIZABLE BOND PREMIUM

    If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity, the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. However, because the Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a United States holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the United States Holder makes an election to amortize bond premium, the tax basis of all such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service. On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

MARKET DISCOUNT

    Investors acquiring Notes pursuant to this Prospectus should consider that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the
Note in the hands of the United States Holder immediately after its acquisition.

    Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

    If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "-- Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. A United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or the earlier disposition of the Note in a taxable transaction.

    A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations as acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder and increased by any market discount previously included in income by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

    A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

    Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

DIVIDENDS ON THE COMMON STOCK

    The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

    In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

    If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the Code) to the extent of the Company's current or accumulated earnings and profits. Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF COMMON STOCK

    Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, certain information is required to be reported by the payor to the IRS with respect to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

PAYMENT OF INTEREST

    Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

    Proposed Treasury Regulations would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The proposed Treasury Regulations also would require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership and
(ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The proposed Treasury Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the proposed Treasury Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

    Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 to the payor.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless
(1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

CONVERSION OF THE NOTES

    In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

SALE OR EXCHANGE OF COMMON STOCK

    Subject to the discussion below under "FIRPTA Treatment of Non-United States Holders," a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

FIRPTA TREATMENT OF NON-UNITED STATES HOLDERS

    Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50 percent or more of the aggregate fair market value of certain assets of the corporation.

    The Company does not currently believe that it is a USRPHC. Thus, a foreign person that holds shares of the Common Stock of the Company generally will not be subject to the U.S. federal income tax on a sale or other disposition of the shares of Common Stock. Even if a corporation meets the test for a USRPHC, a foreign person would generally not be subject to tax, or withholding in respect to such tax, on gain from a sale or other disposition of such corporation's stock solely by reason of the corporation's USRPHC status if the stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, stock with a fair market value in excess of 5 percent of the fair market value of all such stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. The Company believes that the Common Stock will be treated as regularly traded.

DIVIDENDS

    Distributions by the Company with respect to the Common Stock that are treated as Dividends paid (or deemed paid), as described above under "United States Holders -- Dividends" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

    Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that are proposed to be effective for distributions after 1997, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In addition, under the proposed Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The proposed Treasury Regulations also provide look-through rules for tiered partnership. It is not certain whether, or in what form, the proposed Treasury Regulations will be adopted as final regulations.

DEATH OF A NON-UNITED STATES HOLDER

    A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

    Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

    Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States or (iii) a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

    If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the Holder is a United States person. However, under the proposed Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the proposed Treasury Regulations.

THE COMPANY

    Under Section 279 of the Code, interest paid or incurred by a corporation with respect to certain convertible, subordinated indebtedness that is utilized to provide consideration for the acquisition of stock in another corporation (or a substantial portion of the assets of another corporation) is not deductible for federal income tax purposes to the extent interest on such "corporate acquisition indebtedness" as defined in Section 279 exceeds $5 million per year, reduced by the interest paid on certain other indebtedness that does not constitute "corporate acquisition indebtedness" for purposes of
Section 279, but is used to fund corporate acquisitions. The Notes may constitute "corporate acquisition indebtedness" for purposes of Section 279 of the Code, which could result in all or a portion of the interest payments under the Notes not being deductible for federal income tax purposes. Although there can be no assurance, the Company does not anticipate that any significant portion of the interest deductions with respect to the Notes will be disallowed pursuant to Section 279.

                              PLAN OF DISTRIBUTION

         The Notes were issued to the Selling Securityholders in connection with an underwritten private placement and are convertible into Common Stock as described in "Description of Notes--Conversion Rights." The Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Common Stock under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Common Stock.

         The Notes and such Common Stock may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Notes and such Common Stock in transactions on the Nasdaq SmallCap Market or National Market, as the case may be, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and such Common Stock may be sold directly or through underwriters or broker-dealers. If the Notes or shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders may pay underwriting discounts or brokerage commissions and charges. The methods by which the Notes and such Common Stock may be sold include (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq SmallCap Market or National Market, as the case may be, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) privately negotiated transactions.

         Pursuant to the provisions of the Registration Rights Agreement, the Company will pay the costs and expenses incident to its registration and qualification of the Notes and Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or Common Stock described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

                                 LEGAL MATTERS

    The validity of the Notes and Common Stock offered hereby will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

    The consolidated financial statements of Sunrise Assisted Living, Inc.
as of December 31, 1996 and 1995, and for the years then ended, and the combined financial statements of Sunrise Entities for the year ended December 31, 1994, incorporated by reference in Sunrise Assisted Living, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================


     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                    TABLE OF CONTENTS

                                                PAGE
        Available Information................      2
        Incorporation of Certain Information
        by Reference.........................      2
        Risk Factors.........................      3
        Ratio of Earnings to Fixed Charges...      9
        Description of Notes.................     10
        Selling Securityholders..............     21
        Certain United States Federal Income
          Tax Consequences...................     24
        Plan of Distribution.................     30
        Legal Matters........................     31
        Experts..............................     31


================================================================================

===============================================================================



                                  $150,000,000

                         SUNRISE ASSISTED LIVING, INC.

                               5 1/2% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2002

                               ----------------

                                  PROSPECTUS

                               ----------------


                                _______ __, 1997

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the registration of the Notes and Common Stock offered hereby. The Company will bear all of such expenses. All amounts are estimated except for the Securities and Exchange Commission registration fee and Nasdaq SmallCap entry fee.

                                                     PAYABLE BY
                                                     REGISTRANT
                                                    -----------
       SEC registration fee...................      $    45,455
       Nasdaq SmallCap entry fee..............            5,000
       Accounting fees and expenses...........           15,000
       Legal fees and expenses................           25,000
       Fees and expenses of Transfer Agent....            3,500
       Miscellaneous fees and expenses........           10,000
                                                    -----------
            Total.............................      $   103,955
                                                    ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. With respect to present or former directors and officers, indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

    The Company's Amended and Restated Bylaws (the "Bylaws") provide for mandatory indemnification of directors and officers generally to the same extent authorized by the Delaware Law. Under the Bylaws, the Company shall advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification. The Company has obtained directors' and officers' liability insurance.

    The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorney's fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

     EXHIBIT
     NUMBER                                     DESCRIPTION
     ------   ------------------------------------------------------------------------------
       1      Purchase Agreement dated as of June 2, 1997 among the Company, Donaldson,
              Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated
       4.1    Indenture dated as of June 6, 1997 between the
              Company and First Union National Bank of
              Virginia, as Trustee.*
       4.2    Registration Rights Agreement dated as of June 6, 1997 among the Company,
              Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons
              Incorporated.*
       5      Opinion of Hogan & Hartson L.L.P. regarding legality of shares being registered
      12      Statements regarding computation of ratios
      23.1    Consent of Ernst & Young LLP
      23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
      24      Power of attorney (included on Signature Page)
      25      Form T-1


----------

    * Incorporated herein by reference from the Company's form 10-Q for the quarter ended June 30, 1997.

    (b) Financial Statement Schedules.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required in Section 10(a)(3) or the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on the 25th day of August, 1997.

                                           SUNRISE ASSISTED LIVING, INC.

                                           By:    /s/ David W. Faeder
                                              --------------------------------
                                                      David W. Faeder
                                                       President and
                                                  Chief Financial Officer

    Each person whose signature appears below hereby constitutes and appoints Paul J. Klaassen, David W. Faeder and Thomas B. Newell, or any of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 25th, 1997 by the following persons in the capacities indicated.

       SIGNATURES                                   TITLE
--------------------------    -----------------------------------------------



/s/ Paul J. Klaassen
--------------------------    Chairman of the Board of Directors and Chief
    Paul J. Klaassen          Executive Officer (Principal Executive Officer)

/s/ Teresa M. Klaassen
--------------------------    Executive Vice President and Director
    Teresa M. Klaassen

/s/ David W. Faeder
--------------------------    President, Chief Financial Officer and
    David W. Faeder           Director (Principal Financial Officer)

/s/ Larry E. Hulse
--------------------------    Controller (Principal Accounting Officer)
    Larry E. Hulse

/s/ Ronald V. Aprahamian
--------------------------    Director
    Ronald V. Aprahamian

/s/ David Bradley
--------------------------    Director
    David Bradley

/s/ Thomas J. Donohue
--------------------------    Director
    Thomas J. Donohue


/s/ Richard A. Doppelt
--------------------------    Director
    Richard A. Doppelt

/s/ Timothy S. Smick
--------------------------    Executive Vice President, Chief Operating
    Timothy S. Smick          Officer and Director

/s/ Scott F. Meadow
--------------------------    Director
    Scott F. Meadow